Exhibit 3.8

CERTIFICATE OF FORMATION

OF

WISE ALLOYS LLC

This Certificate of Formation of Wise Alloys LLC (the “LLC”), dated as of December 9, 1998, is being duly executed and filed by Barry J. Hart, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act.

FIRST. The name of the limited liability company formed hereby is Wise Alloys LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o RL&F Service Corp., One Rodney Square, 10th Floor, Tenth and King Streets, Wilmington, New Castle County, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is RL&F Service Corp., One Rodney Square, 10th Floor, Tenth and King Streets, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ BARRY J. HART
Name:	Barry Hart
Authorized Person